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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): December 17, 1999


                                  NEWCOR, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


             1-5985                                        38-0865770
  (Commission File Number)                  (I.R.S. Employer Identification No.)

  1825 S. Woodward Ave., Suite 240                              48302
  Bloomfield Hills, Michigan
  (Address of Principal Executive offices)                    (Zip Code)


                                 (248) 253-2400
              (Registrant's Telephone Number, Including Area Code)





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Item 5.   Other Events.

Rights Agreement

     On December 28, 1999, the Board of Directors of Newcor, Inc. (the "Company") authorized and declared a distribution of one right ("Right") for each share of Common Stock outstanding as of the close of business on January 12, 2000.

     Each Right will entitle the holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $10.50, subject to certain adjustments. The Rights will expire in January 2010. The description and terms of the Rights will be set forth in a Rights Agreement, as the same may be amended from time to time (the "Rights Agreement"), between the Company and Chase Mellon Shareholder Services, L.L.C., as rights agent.

     The Rights will not be exercisable unless (i) a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock, (ii) a person or group commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's Common Stock or (iii) the Board of Directors determines that a person or group, having obtained beneficial ownership of at least 10% of the Company's Common Stock, is seeking short-term financial gain which would not serve the long-term interests of the Company or whose ownership is causing or is likely to cause a material adverse impact on the Company (an "Adverse Person"). The Company will generally be entitled to redeem the Rights at $0.001 per Right at any time prior to 10 days (subject to extension) following a public announcement that a 15% position has been acquired. The Company will not be entitled, however, to redeem the Rights following a determination by the Board of Directors that any person or group is an Adverse Person. Prior to the date upon which the rights would become exercisable under the Plan, the Company's outstanding stock certificates will represent both the shares of the Company's Common Stock and the Rights, and the Rights will trade only with the shares of Common Stock.

     Generally, if the Rights become exercisable by virtue of a person or group acquiring beneficial ownership of 15% or more of the Company's Common Stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with a 15%-or-more stockholder, or the Board of Directors determines that any person or group is an Adverse Person, then each stockholder, other than the acquiror or Adverse Person, as the case may be, is entitled to purchase, for the exercise price, that number of shares of the Company's Common Stock that, at the time of the transaction, will have a market value of two times the exercise price of the Rights. In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

     The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. A copy of the Rights Agreement will be filed shortly with the Securities and Exchange Commission.

Amended and Restated By-laws.

     On December 17, 1999, the Board of Directors of the Company also approved the Company's Amended and Restated By-Laws, dated December 17, 1999 (the "Amended Bylaws"). The Amended Bylaws include provisions relating to director nominations and other matters for consideration at annual stockholder meetings. In order for a stockholder nomination or other matter to be considered, notice must be received by the Company within a 90 to 120-day period prior to the anniversary of the previous annual meeting. Under the Amended Bylaws, to be properly brought before the next annual meeting of stockholders of the Company, stockholder proposals and nominations for election of directors must be received by the Secretary of the Company no earlier than December 24, 1999 and no later than January 23, 2000.

     Pursuant to the Amended Bylaws, special stockholder meetings may only be called by the Chairman of the Board or a majority of the Board of Directors. In addition, since the Company has a classified Board of Directors, Delaware law only permits director removal for cause. Therefore, the Amended Bylaws do not contain a provision allowing director removal without cause.

     The Amended Bylaws also establish the procedures to be followed in connection with a stockholder action by written consent in lieu of a meeting. Upon receipt of a request for a record date for a stockholder action by written consent which complies with the requirements of the Amended Bylaws, the Amended Bylaws provide for the setting of a record date and procedures for determining the sufficiency of such action by written consent.

     Certain other amendments were made regarding the establishment of annual meeting dates, conduct of stockholder meetings, adjournments of stockholder meetings, notice of director meetings and indemnification protection of directors and officers.

     The foregoing description of the Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated By-Laws, which is attached as an exhibit hereto and incorporated herein by reference.




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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibit No.    Exhibit
-----------    -------
3(c)           Amended and Restated By-Laws of the Registrant effective as of December 17, 1999

99(a)          Press Release dated December 28, 1999


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   NEWCOR, INC.

                                   By: /s/ KEITH F. HALE
                                   ---------------------

Date:  December 30, 1999           Name: Keith F. Hale
                                   Title: President and Chief Executive Officer




























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EXHIBIT INDEX

Exhibit No.         Exhibit
-----------         -------
3(c)                Amended and Restated By-Laws of the Registrant effective as of December 17, 1999

99(a)               Press Release dated December 28, 1999









































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